Exhibit 21.1

List of subsidiaries of Aspen Technology, Inc.

Name of Subsidiary		State or Country of Incorporation

1.	Aspen Technology (Asia), Inc.	Delaware

2.	AspenTech EMEA, Inc.	Delaware

3.	AspenTech Securities Corporation	Massachusetts

4.	Aspen Technology Receivables I LLC	Delaware

5.	Aspen Technology Receivables II LLC	Delaware

6.	Aspen Technology Funding I 2006 LLC	Delaware

7.	Aspen Technology Funding II 2006 LLC	Delaware

8.	Aspen Technology International, Inc.	Delaware

9.	EA Systems, Inc.	Delaware

10.	Coppermine LLC	Delaware

11.	Houston Consulting Group	Delaware

12.	ICARUS Corporation	Maryland

13.	Petrolsoft Corporation	California

14.	ProcessCity, Inc.	Delaware

15.	S.A.S.T., Inc.	Texas

16.	Aspen Technology S.r.l.	Italy

17.	AspenTech Asia, Ltd.	Hong Kong

18.	Aspen Technology Australia Pty. Ltd.	Australia

19.	AspenTech Canada Ltd.	Canada

20.	Aspen Technology S.L.	Spain

21.	AspenTech Europe B.V.	Netherlands

22.	AspenTech Europe S.A./N.V.	Belgium

23.	Aspen Tech India Private, L.T.D	India

24.	AspenTech Japan Co. Ltd.	Japan

25.	AspenTech, Ltd.	United Kingdom

26.	Aspentech Pte. Ltd.	Singapore

27.	Aspentech Africa (Proprietary) Limited	South Africa

28.	Advanced Systems Consultants Limited	UK

29.	Hyprotech India Pte. Ltd	India

30.	Richardson Engineering Services, Inc.	Arizona

31.	Boulder Holding, Inc	Delaware

32.	Boulder, LLC	Delaware

33.	Boulder Canada L.P.	Canada

34.	Hyprotech Inc.	Nova Scotia

35.	AspenTech Solutions Sdn Bhd	Malaysia

36.	Hyprotech UK Limited	UK

37.	AspenTech Argentina S.R.L.	Argentina

38.	AspenTech Software Brasil Ltda.	Brazil

39.	AspenTech de Mexico, S. de R.L. de C.V.	Mexico

40.	AspenTech Venezuela, C.A.	Venezuela

41.	AspenTech (Beijing) Ltd.	PRC